Exhibit 99.1

RUSH STREET INTERACTIVE APPOINTS RICHARD SCHWARTZ CHIEF EXECUTIVE OFFICER; NAMES

GREG CARLIN VICE CHAIRMAN

Chicago, Illinois, August 12, 2021 — Rush Street Interactive, Inc. (NYSE: RSI) ("RSI" or the “Company”), a leading online casino and sports betting company in the United States, today announced that Richard Schwartz, Co-Founder and President, has been promoted to Chief Executive Officer and Greg Carlin has been named Vice Chairman, effective immediately. Mr. Schwartz will also join the Company’s Board of Directors (the “Board”).

Co-Founder and Executive Chairman of RSI Neil Bluhm commented, “Greg and I have worked alongside Richard since the inception of RSI and I have seen firsthand his immense skill and ingenuity as an executive. Richard’s vision has been integral in establishing RSI as a pioneer and nationwide leader in the online casino business, and there is no one better suited to continue to drive our strategic direction and growth. On behalf of the entire Board, I would like to thank Greg for his enduring contributions to the Company and I look forward to his continued partnership.”

Mr. Carlin said, “I am incredibly grateful to have had the opportunity to lead RSI from our founding through our listing as a publicly traded company, and I am proud of the incredible team we have built and our many accomplishments to date. Richard has been a key partner in building RSI’s award-winning proprietary technology platform and online operations. His deep understanding of the online gaming space and passion for our business will be critical in continuing to drive value for our shareholders for years to come. I believe now is the right time for me to transition to Vice Chairman and am excited to continue working with Richard and our highly experienced management team and Board to strengthen RSI’s industry leadership position."

Mr. Schwartz said, “I am honored to lead RSI at this time of tremendous growth for our Company and industry, and am humbled by the trust that Greg and the Board have placed in me. Greg has positioned RSI for success and our opportunities continue to expand, from new market launches to innovative product offerings and strategic marketing programs. As we look to the future, RSI will remain relentlessly focused on operational excellence and trying to delight our players with helpful, transparent customer service while refining our best-in-class technology platform.”

Richard Schwartz has been a leader and innovator in the gaming industry for nearly 20 years. He co-founded RSI in 2012 and has served as the Company’s President since inception. In this role, Mr. Schwartz has overseen the product, operations, business development, regulatory compliance, and legal functions for the company.

Prior to founding RSI, Mr. Schwartz started and led the interactive business for WMS Industries (now Scientific Games), which, in 2010, launched the award-winning UK-facing online casino business, Jackpot Party. He is an inventor on 50 US patents and has a deep understanding of player psychology. Before working in the gaming industry, Mr. Schwartz was an executive at Telecom Italia Lab USA (formerly Telecom Italia Ventures) and an intellectual property attorney in Silicon Valley. Mr. Schwartz received his AB from the University of California, Berkeley and received his JD from the University of California, Hastings College of the Law. He, along with Messrs. Bluhm and Carlin, were named Entrepreneurs of The Year® 2021 Midwest Award winners by Ernst & Young LLP.

About RSI

RSI is a trusted online gaming and sports entertainment company focused on regulated markets in the United States and Latin America. Through its brands, BetRivers.com and PlaySugarHouse.com, RSI was an early entrant in many regulated jurisdictions and is currently live with real-money mobile, online and/or retail operations in ten U.S. states: Pennsylvania, Illinois, New Jersey, New York, Michigan, Indiana, Virginia, Colorado, Iowa and West Virginia. RSI is also active internationally, offering its online casino and sportsbook in the regulated gaming market of Colombia on RushBet.co. RSI offers, through its proprietary online gaming platform, some of the most popular online casino games and sports betting options in the United States. Founded in 2012 in Chicago by gaming industry veterans, RSI was named the 2020 Global Gaming Awards Digital Operator of the Year and the 2020 EGR North America Awards Casino Operator of the Year and Customer Service Operator of the Year. RSI is committed to industry-leading responsible gaming practices and seeks to provide its customers with the resources and services they need to play responsibly. For more information, visit www.rushstreetinteractive.com.

For RSI Contacts:

Media:

Lisa Johnson

(609) 788-8548

lisa@lisajohnsoncommunications.com

or

Jonathan Gasthalter/Carissa Felger/Sam Fisher

(312) 319-9233 / (212) 257-4170

rsi@gasthalter.com

Investors:

ir@rushstreetinteractive.com